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                                                                    Exhibit 99.1

Mail.com Prices Convertible Subordinated Notes Offering

NEW YORK--Jan. 21, 2000--Mail.com, Inc. (NASDAQ: MAIL - news) today announced that it has completed pricing of its previously announced private offering of $100 million principal amount of convertible subordinated notes, and that the transaction is expected to close on Wednesday, January 26, 2000. The Company has granted to the initial purchasers an additional $25 million principal amount of convertible subordinated notes to cover any over-allotments. The notes will mature on February 1, 2005, will bear interest at 7.0% per annum, payable semi-annually, and will be convertible, at the option of the holder, into shares of Class A common stock of the Company at a conversion price of $18.95 per share, or 52.77 shares for each $1,000 principal amount. The notes are subject to call by the Company on or after February 5, 2003. Prior to February 5, 2003, the notes are subject to call should the closing price of the Company's common stock exceed a specified percentage of the conversion price for at least 20 trading days within a period of 30 consecutive trading days.

Proceeds from the offering will be used to finance potential acquisitions, finance international expansion, develop the Company's domain name properties, expand sales and marketing activities, hire additional personnel and fund other general corporate purposes.

The notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the requirements under such act.

About Mail.Com

Mail.com is a leading global provider of Internet messaging services to businesses, ISPs, Web sites and direct to consumers. In the business market, Mail.com provides outsourced mailbox hosting and gateway services, such as virus scanning, spam blocking and content filtering. Among the Company's corporate accounts are Continental Airlines and Mercedes Benz. Mail.com provides Web-based e-mail services or Webmail to Internet Service Providers (ISPs), including seven of the top ISPs in the world such as EarthLink, Cable & Wireless, GTE, Juno and Prodigy. The Company also partners with top branded Web sites, including NBC, CBS SportsLine, iWon.com, CNET, Snap.com and DellNet.com to provide Webmail services to their users. In addition, Mail.com serves the consumer market directly through the Mail.com flagship site at www.mail.com.

Information about Mail.com (NASDAQ: MAIL - news) is available at http://corp.mail.com.

This news release may contain statements of a forward-looking nature relating to the future events or the future financial results of Mail.com. Investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, investors should specifically consider the various factors which could cause actual events or results to differ materially from those indicated from such forward-looking statements, including the matters set forth in Mail.com's reports and documents filed from time to time with the Securities and Exchange Commission.

Contact:


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     Mail.com, Inc.
     Kathleen Holmes Robb, Director, Investor Relations
     212/425-4200 x376
     kholmesrobb@staff.mail.com